Exhibit 10.2

435 Devon Park Drive, Suite 715 Wayne, PA 19087 t: 610 254 4201 f: 610 717 3390 aevigenomics.com

November 11, 2019

Michael McInaw

Dear Michael,

I am writing to inform you that, in appreciation for your continued support of Aevi Genomic Medicine, Inc., the Company (“Aevi”) is offering you two retention bonuses. Aevi is offering these retention bonuses because it wants to reward you with additional compensation should certain conditions as specified below be satisfied.

You are eligible to earn separate lump sum bonuses of $25,000 and $35,000 (less applicable withholdings and deductions) if each of the following conditions are satisfied:

1.	You sign this memo in the space provided below and return it to me no later than Wednesday, November 13, 2019.
2.	The first bonus, of $25,000, will become payable if you remain in active service with Aevi through the filing date of its Form 10-Q for the fiscal quarter ended March 31, 2020 (the “First Bonus”). To be eligible for the First Bonus you must not resign your employment or be terminated for misconduct or poor performance prior to the filing date of its Form 10-Q for the fiscal quarter ended March 31, 2020. You must satisfactorily perform the tasks and responsibilities that are assigned to you through the filing date of its Form 10-Q for the fiscal quarter ended March 31, 2020.
3.	The second bonus, of $35,000, will become payable if you remain in active service with Aevi through the filing date of its Form 10-Q for the fiscal quarter ended June 30, 2020 (the “Second Bonus”). To be eligible for the entirety of the Second Bonus you must not be terminated for misconduct or poor performance prior to the filing date of its Form 10-Q for the fiscal quarter ended June 30, 2020 and you must satisfactorily perform the tasks and responsibilities that are assigned to you through the filing date of its Form 10-Q for the fiscal quarter ended June 30, 2020.
a.	If however, conditions of employment result in a redundant or reduced role or significantly reduced responsibilities, you have the ability to resign your employment at any time after March 31, 2020, immediately triggering partial payment of the Second Bonus in the amount of $25,000.
4.	In the event that you are terminated by the Company without Cause (as defined below) prior to the filing date of its Form 10-Q for the fiscal quarter ended March 31, 2020, Aevi will pay you the First Bonus and Second Bonus. In the event that you are terminated by the Company without Cause after the First Bonus is earned and before the filing date of its Form 10-Q for the fiscal quarter ended June 30, 2020, Aevi will pay you the Second Bonus.

If the conditions for you to receive the retention bonus(es) are met, the retention bonus(es) will become payable on the first normal payroll date after the applicable retention bonus is earned, in which payment can be reasonably accomodated.

Please note that your employment remains “at will,” meaning either you or Aevi have the right to terminate your employment without prior notice at any time and for any reason.

Please do not hesitate to contact me or Human Resources should you have any questions about these retention bonuses.

Sincerely,

/s/ Michael Cola

Michael Cola

CEO

EMPLOYEE ACKNOWLEDGEMENT AND SIGNATURE:

Although I understand that my employment is at-will, and that this memo does not change my at-will status, by signing below I represent that I currently intend to continue employment with Aevi in my current position through the filing date of its Form 10-Q for the fiscal quarter ended September 30, 2019. I understand that Aevi is offering the retention bonus described above in reliance upon my representation.

Employee Signature:	/s/ Michael McInaw	Date:	November 13, 2019
Michael McInaw